Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Immediate Release, December 11, 2007

eOn Communications to Purchase Cortelco Systems Holding Corporation

SAN JOSE, CA (December 11, 2007) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions today announced that the Company has executed a definitive Agreement and Plan of Merger to acquire Cortelco Systems Holding Corporation (“Cortelco”) for up to $11,000,000 in stock and cash. The Board of Directors of both eOn and Cortelco have approved the proposed merger. The proposed merger provides that Cortelco would merge into a newly formed wholly-owned subsidiary of eOn.

Cortelco, formerly part of the CPE division of ITT Telecommunications, is a privately held company that designs and sells telephones in U.S., Latin America and other international markets. Cortelco has been consistently profitable and earned $1,750,000 in income before taxes on revenues (excluding those earned from eOn) of $17,625,000 for its last fiscal year ending December 31, 2006. The Company expects that for federal income tax purposes eOn will be able to offset future earnings of Cortelco against its prior year operating losses (approximately $20,000.000). The Company also expects cost savings from the combination.

In exchange for all the outstanding shares of Cortelco stock, Cortelco shareholders, upon the closing of the sale, (except for James W. Hopper) will receive their pro rata share of 50% of the purchase price in eOn common stock. James W. Hopper, Cortelco’s CEO, will receive75% of his pro rata consideration in cash upon the closing of the sale. Contingent upon the level of Cortelco earnings over the next 12 quarters after closing, all stockholders except for Mr. Hopper will receive their pro rata share of the remaining 50% of the purchase price in cash. Mr. Hopper will receive 25% of his pro rata consideration in eOn shares valued as of the closing at the end of the third anniversary after the closing. The stock payable to Mr. Hopper and the cash payable to the other stockholders is subject to a right of offset by eOn in the event of a breach of the merger agreement. David Lee, Chairman and CEO of eOn, is the Chairman and the controlling shareholder of Cortelco.

“In addition to providing increased revenue and earnings potential for the Company, eOn can leverage Cortelco’s distribution channels and customer relationships to expand sales of its products, including VoIP business communications systems and telephones,” stated Mitch Gilstrap, eOn’s chief operating officer. “The companies have been working together for several years and we anticipate a seamless integration of the operations along with opportunities for resource optimization.”

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“Combining with eOn gives us the ability to increase the intellectual property, especially software content, in our future product offerings,” stated Jim Hopper, Cortelco president and CEO. “This will allow us better respond to the needs of our customers, allow us to further differentiate our product offerings and increase our competitiveness.”

The following steps are required to complete the acquisition:

•	Filing a definitive registration and proxy statement with the SEC;

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Obtaining approval of a majority of the eOn stockholders and a majority of the Cortelco stockholders (excluding for purposes of the Cortelco approval the shares held by David Lee, Steve Bowling and Mr. Hopper); and

•	Other customary conditions of closing a merger transaction.

The Company anticipates, but cannot guarantee, that the transaction will close sometime in the Company’s second or third fiscal quarter of fiscal year 2008. The proposed merger may be terminated if the conditions to closing are not fulfilled, in the event of a breach of the agreement by either party, in the event eOn’s average market capitalization prior to closing falls below $6.8 million, or upon mutual agreement of the parties.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Special Note Regarding Forward- Looking Statements:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the possibility that the stockholders of eOn or Cortelco do not approve the merger; the occurrence of events that would have a material adverse effect on either eOn or Cortelco, including the risk of adverse operating results, delays in obtaining or failure to receive required SEC approval; the risk that the merger agreement could be terminated, and other uncertainties arising in connection with the proposed merger. Additional factors that could cause actual results to differ materially are discussed in documents filed with the Securities Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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